UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2017

SELECTA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Arsenal Way
Watertown, MA 02472
(Address of principal executive offices) (Zip Code)

(617) 923-1400
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2017, Selecta Biosciences, Inc. (the “Company”) entered into a transition and consulting agreement (the “Consulting Agreement”) with Peter Keller, M.Sci., pursuant to which Mr. Keller resigned from his position as Chief Business Officer of the Company effective December 18, 2017 and as an employee and from all other offices of the Company effective December 31, 2017.

Pursuant to the Consulting Agreement, Mr. Keller has agreed to provide consulting and advisory services to the Company. The term of the Consulting Agreement is one year, beginning on the later of December 31, 2017 or the date the Consulting Agreement becomes effective. During the term, Mr. Keller has agreed to advise and assist on matters related to immunomodulatory nanoparticles and any other projects related to the Company’s proprietary technology currently in development or initiated during the term of the Consulting Agreement and performance goals to be agreed by the Company and Mr. Keller. Mr. Keller is entitled to receive a consulting fee of $120,000 (the “Consulting Fee”), and is entitled to be reimbursed for such reasonable business expenses as are incurred by Mr. Keller in the performance of the consulting services and pre-approved by the Company. Also pursuant to the Consulting Agreement, in recognition of his contributions to the Company throughout 2017, Mr. Keller will be entitled to receive the full amount of any annual bonus which he would have earned for 2017, as determined by the Company’s board of directors (the “Board”) based upon actual performance achieved by the Company’s executive management team as a whole and individual contributions, and in a manner consistent with the annual bonus determinations made by the Board with respect to the Company’s actively employed senior executives, which bonus, if any, will be paid no later than March 15, 2018 (the “Prior Year Bonus”). In addition, the Prior Year Bonus as a percentage of Mr. Keller’s 2017 target bonus will not be less than the average percentage of annual target bonuses paid to actively employed senior executives of the Company (other than the Chief Executive Officer) for 2017.

Subject to approval by the Board, the Company will also grant to Mr. Keller an option to purchase 20,000 shares of the Company’s common stock (the “Option”). 10,000 shares subject to the Option will vest in full at the end of the one-year term of Consulting Agreement and the remaining 10,000 shares subject to the Option will vest based on the attainment of performance goals to be agreed by the Company and the Consultant prior to the date of grant. The Option will also accelerate in full in the event of a change in control of the Company that occurs prior to the first anniversary of the Consulting Agreement’s effective date, as well as in connection with certain terminations of the Consulting Agreement, as described below. Mr. Keller’s currently outstanding options to purchase Company common stock will cease vesting as of his resignation, but to the extent then exercisable will remain exercisable until the date that is three months following the termination of the Consulting Agreement for any reason (or the original expiration date, if earlier).

The Consulting Agreement may be terminated by either party effective in 30 days, or as otherwise mutually agreed, after delivery of a written notice of termination. If Mr. Keller terminates the Consulting Agreement prior to the expiration of its one-year term due to the Company’s material breach of the Consulting Agreement, then Mr. Keller will be entitled to payment of any then-unpaid portion of the Consulting Fee, and the Option will immediately vest in full. If Mr. Keller terminates the Consulting Agreement prior to the expiration of its one-year term for any other reason, he will forfeit any then-unpaid portion of the Consulting Fee and any then-unvested portion of the Option. If the Company terminates the Consulting Agreement for any reason other than for cause (as defined in the Consulting Agreement) prior to the expiration of its one-year term, then Mr. Keller will be entitled to receive 60% of any then-unpaid portion of the Consulting Fee, and the Option will immediately vest in full. If the Company terminates the Consulting Agreement for cause prior to the expiration of its one-year term, Mr. Keller will forfeit any then-unpaid portion of the Consulting Fee, and the Option will terminate to the extent then-unexercised.

This description is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Transition and Consulting Agreement, dated as of December 18, 2017, by and between Selecta Biosciences, Inc. and Peter Keller

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTA BIOSCIENCES, INC.

Date: December 19, 2017	By:	/s/ Werner Cautreels
Werner Cautreels, Ph.D.
President and Chief Executive Officer